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EXHIBIT 5.1

June 23, 2020

Comstock Resources, Inc.

5300 Town and Country Blvd., Suite 500

Frisco, TX 75034

Ladies and Gentlemen:

We have acted as counsel to Comstock Resources, Inc., a Nevada corporation (the “Company”), and its subsidiary guarantor co-registrants (the “Subsidiary Guarantors”, and together with the Company, the “Registrants”), in connection with the sale and issuance of the 9.75% Senior Notes due 2026 in the aggregate principal amount of $[400].0 million (the “Notes”) and the related guarantees of such Notes issued by the Subsidiary Guarantors (the “Guarantees”) under the indenture, dated June 23, 2020 (the “Base Indenture”), between the Company and American Stock Transfer and Trust Company, LLC, as trustee (the “Trustee”), as supplemented by the supplemental indenture, dated June 23, 2020, among the Company, the Subsidiary Guarantors and the Trustee (together with the Base Indenture, the “Indenture”).

Such issuance is pursuant to the Company’s (i) Registration Statement on Form S-3 initially filed on May 8, 2020 (File No. 333-238113), as amended by the Pre-Effective Amendment No. 1 filed with the Securities and Exchange Commission (the “Commission”) on May 22, 2020 (together with the Pre-Effective Amendment, the “Registration Statement”), (ii) a base prospectus, dated June 1, 2020, included as part of the Registration Statement, (iii) a preliminary prospectus supplement, dated June 16, 2020 (together with the base prospectus, the “Preliminary Prospectus”), (iv) the document identified by the Company as an “issuer free writing prospectus” (within the meaning of Rule 433 and Rule 405 of the Securities Act) (the “IFWP”) and filed with the Commission on June 16, 2020, (v) a prospectus supplement, dated June 16, 2020 (together with the base prospectus, the “Prospectus”), and (vi) the underwriting agreement, dated June 16, 2020 (the “Underwriting Agreement”), among the Company, the Subsidiary Guarantors and BofA Securities, Inc., as representative of the several underwriters named on Schedule II attached thereto (the “Underwriters”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Preliminary Prospectus, (iii) the Prospectus, (iv) the Indenture, (v) the Underwriting Agreement, (vi) the IFWP, and (vii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinion expressed below. In connection with rendering the opinions set forth below, we have assumed that (a) all signatures contained in all documents examined by us are genuine, (b) all information contained in all documents reviewed by us is true and correct, (c) the legal capacity of natural persons and (d) all documents submitted to us as copies conform to the originals of those documents.

Comstock Resources, Inc.

June 23, 2020

In addition, we have relied upon the opinion of Woodburn and Wedge with respect to certain matters relating to the due organization and valid existence of the Registrants and the power and authority of the Registrants to execute, deliver and perform the Indenture and the Notes and the related Guarantees.

Our opinions set forth below are subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity. In rendering the opinions expressed below, we have additionally assumed that: (i) the Trustee identified in the Indenture will have all requisite power and authority to execute, deliver, and perform its obligations under the Indenture; (ii) at the time of execution of the Indenture, the execution and delivery thereof and the performance of such obligations will have been duly authorized by all necessary action on the Trustee’s part, and the Indenture will have been duly delivered by it; and (iii) at the time of execution of the Indenture, the Indenture will be enforceable against the Trustee in accordance with the terms thereof.

Based upon and subject to the foregoing, and subject also to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.

The Notes, when the Notes have been duly executed, authenticated and delivered in accordance with the Underwriting Agreement and Indenture and have been issued and sold as contemplated in the Registration Statement and the Prospectus, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.

The Guarantees, when the Notes are issued, authenticated and delivered in accordance with the Underwriting Agreement and Indenture, will constitute valid binding obligations of each Subsidiary Guarantor, enforceable against each Subsidiary Guarantor in accordance with their terms.

We express no opinion concerning (i) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to the rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

We do not express any opinion herein with respect to the law of any jurisdiction other than the State of New York, applicable federal law, and, based solely on the opinion of Woodburn and Wedge filed concurrently with our opinion as part of the Registration Statement, the General Corporation Law and Limited Liability Company Act, in each case of the State of Nevada.  To the extent our opinion set forth below relates to the enforceability of the choice of New York law and choice of New York forum provisions of the Indenture and the Notes, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law §§5-1401, 5-1402 (McKinney 2001) and N.Y. C.P.L.R. 327(b) (McKinney 2001) and is subject to the qualification that such enforceability may be limited by public policy considerations of any jurisdiction, other than the courts of the State of New York, in which enforcement of such provisions, or of a judgment

Comstock Resources, Inc.

June 23, 2020

upon an agreement containing such provisions, is sought. We express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

This opinion is intended solely for your benefit. It is not to be quoted, in whole or in part, disclosed, made available to, or relied upon by any other person, firm, or entity without our express prior written consent. This opinion is limited to the specific opinions expressly stated herein, and no other opinion is implied or may be inferred beyond the specific opinions expressly stated herein.

This opinion is based upon our knowledge of the law and facts relevant to the transactions herein referenced as of the date hereof. We assume no duty to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or to reflect any changes in any law that may hereafter occur or become effective.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Respectfully submitted,

/s/ Locke Lord LLP

Locke Lord LLP